Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Central Pacific Financial Corp. of our report dated February 26, 2025 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Central Pacific Financial Corp. for the year ended December 31, 2024, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Sacramento, California
June 30, 2025